Exhibit 4.c

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of October 30, 2009, is made

AMONG:

RARE ELEMENT RESOURCES LTD. a company incorporated pursuant to the laws of British Columbia and having an office at 410-325 Howe Street, Vancouver, British Columbia;

("Rare Element");

AND:

VMS VENTURES INC., a company incorporated pursuant to the laws of British Columbia, and having an office at 301-260 West Esplanade, North Vancouver, British Columbia;

("VMS");

AND:

STRIDER RESOURCES LIMITED, a company incorporated under the laws of Manitoba and having 208 Lakeside Ave, a mailing address at P.O. Box 144, Cranberry Portage, Manitoba;

("Strider");

AND:

DANIEL ZIEHLKE having a mailing address at P.O. Box 144, Cranberry Portage, Manitoba;

("Ziehlke").

WHEREAS:

A. VMS is the legal and beneficial owner of an undivided 100% interest in the eight mineral claims, all as more particularly described in Schedule "A" to this Agreement (referred to herein as the "**Mineral Claims**");

B. VMS and Strider are parties to an agreement (the "**Option Agreement**") dated February 12, 2001, as amended September 19, 2003, September 15, 2005 and October 1, 2009 providing for the grant by Strider, to VMS, of an option (the "**Option**") to acquire a 100% legal and

beneficial interest in the Mineral Claims, subject to a net smelter returns royalty in favour of Strider in the amount of 3.0% (the "**NSR**");

C. VMS has exercised the Option and acquired a 100% interest in the Mineral Claims, subject to the NSR, and VMS now wishes to sell and transfer its interest in the Mineral Claims to Rare Element; and

D. Rare Element wishes to purchase the Mineral Claims from VMS, subject to the NSR, in consideration for 300,000 of its common shares.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual conditions and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the following meanings:

(a) "**Applicable Mining Regulatory Authorities**" means that mining regulatory authorities having jurisdiction in respect of the referenced matter;

(b) "**Closing**" means the execution of the Transfer Documents and the payment of the Purchase Price as contemplated in this Agreement;

(c) "**Closing Date**" means October 30, 2009 or such other date as agreed to by Rare Element and VMS;

(d) "**Closing Deliverables**" means the documentation to be delivered at Closing, as indicated in section 6 hereof;

(e) "**Gross Proceeds**" for any period means the revenue received by Rare Element in that period from the sale of ores and concentrates produced as a consequence of the operation of the Mineral Claims (exclusive of any treatment, refining or other charges deducted by the smelter or refiner to whom the ore or concentrate is shipped);

(f) "**Hazardous Substance**" means any substance or material that is or becomes prohibited, controlled or regulated by any municipal, local or other level of government and any government agency, body, corporation, organization, department, official or authority responsible for administering or enforcing any law and includes any toxic substance, waste and dangerous goods;

(g) "**Mineral Claims**" means the mineral claims identified in Schedule "A" hereto, and all other mining interests derived from any such claims. Any reference herein to any mineral claim comprised in the Mineral Claims includes any mineral leases or other interests into which such mineral claim may have been converted;

(h) "**Minerals**" shall mean raw ores, concentrates, precipitates, leach liquor, metals, ore and mineral materials of every kind and character and all other naturally-occurring products contained within the Mineral Claims which are sold by Rare Element to third parties (excluding only sand and gravel and other common non-metallic materials);

(i) "**Net Smelter Return**" means the net smelter return calculated per Schedule "B" hereto.

(j) "**Net Smelter Return Royalty**" means the royalty equal to 3.0% of the Net Smelter Return, payable in accordance with section 7 hereof;

(k) "**Person**" means any individual, partnership, company, corporation, unincorporated association, person, government or governmental agency, authority or entity howsoever designated or constituted;

(l) "**Purchase and Sale**" means the transaction that is the subject of this Agreement;

(m) "**Purchase Price**" means the purchase price for the Mineral Claims to be satisfied by the issuance of the Purchase Shares;

(n) **"Purchase Shares"** means the 300,000 common shares of Rare Element to be issued in consideration for the Purchase Price;

(o) **"Reporting Jurisdictions"** means the Provinces of British Columbia and Alberta;

(p) **"Transfer Documents"** means all the necessary documentation required in order to transfer legal title to the Mineral Claims from VMS/Strider to Rare Element and for Rare Element to purchase and acquire from VMS the Mineral Claims, free and clear of all encumbrances for the Purchase Price, under the terms and conditions set out in section 4 hereof; and

(q) "**TSXV**" means the TSX Venture Exchange.

2. REPRESENTATIONS AND WARRANTIES OF VMS AND STRIDER

2.1 VMS represents and warrants to Rare Element that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of its jurisdiction of incorporation;

(b) it has full power and authority to carry on its business, to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c) Ziehlke is the current registered owner of the Mineral Claims and holds such claims in trust for Strider, subject to VMS' legal and beneficial rights of ownership under the Option Agreement;

(d) it has duly exercised the Option granted to it by Strider pursuant to the Option Agreement and it has a legal right to be the registered owner of the Mineral Claims;

(e) it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this Agreement, except for the authorization to be granted by the Applicable Mining Regulatory Authorities to which section 5 refers;

(f) this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against VMS in accordance with its terms;

(g) the Mineral Claims are free and clear of any liens and all encumbrances;

(h) no Person has any proprietary interest in the Mineral Claims. No Person is entitled to any royalty or other payment in the nature of rent or royalty on any Minerals, metals or concentrates or any other such products removed or produced from the Mineral Claims other than Strider pursuant to the NSR;

(i) there are no actual or pending proceedings for, and VMS is not aware of any basis for, the institution of any proceedings leading to the placing of VMS in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(j) it has made available to Rare Element all material information in its possession or under its control relating to the Mineral Claims;

(k) to the best of its knowledge, there are no legal, administrative, arbitration or other proceedings, claims or actions of any nature or investigation pending or threatened against or involving the Mineral Claims or which questions or challenges the validity of this Agreement or the Option Agreement or any action taken or to be taken by VMS pursuant to this Agreement;

(l) to the best of its knowledge, since the date of the Option Agreement there has been no adverse claim or challenge against or to the ownership of or title to any part of the Mineral Claims and to the best of its knowledge, there is no basis for such adverse claim or challenge;

(m) to the best of its knowledge, since the date of the Option Agreement, no claim has ever been asserted for losses of any kind as a direct or indirect result of the presence, or risk of presence, on or under, or the escape, seepage, leakage, spillage, discharge, emission or release, or risk of any of such situations, from the lands over which the Mineral Claims exist, of any Hazardous Substance;

(n) to the best of its knowledge, since the date of the Option Agreement, neither VMS nor Strider have received notice of any breach, violation or default with respect to the Mineral Claims;

(o) it does not have any information or knowledge of any facts pertaining to the Mineral Claims not disclosed to Rare Element, which if known to Rare Element might reasonably be expected to deter Rare Element from completing the transaction contemplated hereby; and

(p) there is no Person acting or purporting to act at the request of VMS who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

2.2 The representations and warranties contained in section 2.1 are provided for the exclusive benefit of Rare Element and the correctness of each such representation and warranty is a condition upon which Rare Element is relying upon in entering into this Agreement. A breach of any one or more representations or warranties may be waived by Rare Element in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.1 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Rare Element may make. VMS agrees to indemnify and hold harmless Rare Element from all losses actually incurred by Rare Element in connection with a breach of any representation or warranty made by VMS and contained herein, provided that such representations and warranties shall only have a survival period that terminates one year following the execution of the Transfer Documents.

2.3 Strider represents and warrants to Rare Element that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of its jurisdiction of incorporation;

(b) it has full power and authority to carry on its business, to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c) Ziehlke is the current registered owner of the Mineral Claims and holds such claims in trust for Strider, subject to VMS' legal and beneficial rights of ownership under the Option Agreement;

(d) Strider has full power and authority to own the Mineral Claims;

(e) VMS has duly exercised the Option granted to it by Strider pursuant to the Option Agreement and VMS has a legal right to be the registered owner of the Mineral Claims;

(f) it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this Agreement, except for the authorization to be

granted by the Applicable Mining Regulatory Authorities to which section 5 refers;

(g) this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against Strider in accordance with its terms;

(h) the Mineral Claims are free and clear of any liens and all encumbrances;

(i) no Person has any proprietary interest in the Mineral Claims. No Person is entitled to any royalty or other payment in the nature of rent or royalty on any Minerals, metals or concentrates or any other such products removed or produced from the Mineral Claims other than Strider pursuant to the NSR;

(j) there are no actual or pending proceedings for, and Strider is not aware of any basis for, the institution of any proceedings leading to the placing of Strider in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(k) it has made available to Rare Element all material information in its possession or under its control relating to the Mineral Claims;

(l) to the best of its knowledge, there are no legal, administrative, arbitration or other proceedings, claims or actions of any nature or investigation pending or threatened against or involving the Mineral Claims or which questions or challenges the validity of this Agreement or the Option Agreement or any action taken or to be taken by Strider pursuant to this Agreement;

(m) to the best of its knowledge, since the date of the Option Agreement there has been no adverse claim or challenge against or to the ownership of or title to any part of the Mineral Claims and to the best of its knowledge, there is no basis for such adverse claim or challenge;

(n) to the best of its knowledge, since the date of the Option Agreement, no claim has ever been asserted for losses of any kind as a direct or indirect result of the presence, or risk of presence, on or under, or the escape, seepage, leakage, spillage, discharge, emission or release, or risk of any of such situations, from the lands over which the Mineral Claims exist, of any Hazardous Substance;

(o) to the best of its knowledge, since the date of the Option Agreement, neither VMS nor Strider have received notice of any breach, violation or default with respect to the Mineral Claims;

(p) it does not have any information or knowledge of any facts pertaining to the Mineral Claims not disclosed to Rare Element, which if known to Rare Element might reasonably be expected to deter Rare Element from completing the transaction contemplated hereby; and

(q) there is no Person acting or purporting to act at the request of Strider who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

2.4 The representations and warranties contained in section 2.3 are provided for the exclusive benefit of Rare Element and the correctness of each such representation and warranty is a condition upon which Rare Element is relying upon in entering into this Agreement. A breach of any one or more representations or warranties may be waived by Rare Element in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 2.3 will survive the execution and delivery of this Agreement notwithstanding any independent investigations Rare Element may make. Strider agrees to indemnify and hold harmless Rare Element from all losses actually incurred by Rare Element in connection with a breach of any representation or warranty made by Strider and contained herein, provided that such representations and warranties shall only have a survival period that terminates one year following the execution of the Transfer Documents.

3. REPRESENTATIONS AND WARRANTIES OF RARE ELEMENT

3.1 Rare Element represents and warrants to VMS and Strider that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of its jurisdiction of incorporation;

(b) it has the full power and authority to carry on its business, to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c) it is a reporting issuer in the Reporting Jurisdictions and will have been a reporting issuer in at least one jurisdiction of Canada for the four months immediately preceding the Closing, the common shares of Rare Element are listed on the TSXV, and to the best of its knowledge, Rare Element is not in default of any of the requirements of the securities legislation of the Reporting Jurisdictions or any of the administrative policies or notices of the TSXV;

(d) the Purchase Shares upon issuance, will be duly and validly issued as fully paid and non-assessable common shares of Rare Element;

(e) it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this Agreement; and

(f) this Agreement has been duly executed and delivered by Rare Element and is valid, binding and enforceable against Rare Element in accordance with its terms.

3.2 The representations and warranties contained in section 3.1 are provided for the exclusive benefit of VMS and Strider and the correctness of each such representation and warranty is a condition upon which VMS and Strider are relying upon in entering into this Agreement. A

breach of any one or more representations or warranties may be waived by VMS and Strider in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in section 3.1 will survive the execution and delivery of this Agreement notwithstanding any independent investigations VMS and Strider may make. Rare Element agrees to indemnify and hold harmless VMS and Strider from all losses actually incurred by VMS and Strider in connection with a breach of any representation or warranty made by Rare Element and contained herein, provided that such representations and warranties shall only have a survival period that terminates one year following the execution of the Transfer Documents.

4. PURCHASE AND SALE

4.1 Upon and subject to the terms and conditions of this Agreement, on the Closing Date VMS and Strider shall execute **[NTD: We are Confirming with Pitblado in Manitoba what documents need to be signed to transfer mineral claims]** whereby VMS and Strider shall sell and transfer the Mineral Claims to Rare Element and Rare Element shall purchase and acquire from VMS and Strider the Mineral Claims, free and clear of all encumbrances, subject to the Net Smelter Returns Royalty, in consideration for the Purchase Price payable by Rare Element.

4.2 The Purchase Price for the Mineral Claims will be satisfied by the issuance of the Purchase Shares to VMS on the Closing Date.

4.3 VMS acknowledges that all of the common shares issued as part of the Purchase Shares will be subject to a four month restricted period and that the certificates representing such Purchase Shares will bear a legend to that effect.

4.4 VMS agrees that the Purchase Shares shall be issued in 4 certificates each representing 75,000 common shares. In addition to the restrictive legend noted above in section 4.3, the shares certificates will bear the following legends:

CERTIFICATE	**LEGEND**
1	No additional legend
2	*The shares represented by this certificate may not be sold, transferred or traded until April 30, 2010, being 6 months after the Closing*
3	*The shares represented by this certificate may not be sold, transferred or traded until October 30, 2010, being 12 months after the Closing*
4	*The shares represented by this certificate may not be sold, transferred or traded until April 30, 2011, being 18 months after the Closing*

4.5 VMS covenants and agrees that, without the prior written consent of Rare Element, it will comply with the terms of the restrictive legends imprinted on the share certificates and will only sell the Purchase Shares in accordance thereto.

5. ADMINISTRATIVE AUTHORISATION FOR THE TRANSFER

5.1 Closing will be subject to the prior obtaining of the authorization from the Applicable Mining Regulatory Authorities for the transfer of the Mineral Claims.

5.2 Rare Element shall be responsible for obtaining such approval and for all costs associated therewith. VMS and Strider agree to promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as Rare Element may reasonably require for the purpose of obtaining the approval of the Applicable Mining Regulatory Authorities.

5.3 If by November 30, 2009 the authorisation mentioned above has not been obtained, or if before such date the Applicable Mining Regulatory Authorities deny the administrative authorization to transfer the Mining Claims to Rare Element, this Agreement will be automatically terminated.

6. CLOSING AND CLOSING DELIVERABLES

6.1 Upon Closing, the parties shall deliver all Closing Deliverables as indicated in sections 6.2 and 6.3 below.

6.2 Upon Closing, VMS shall deliver to Rare Element the following Closing Deliverables:

(a) a certified copy of resolutions of the board of directors of VMS authorizing the sale of the Mineral Claims and the execution and delivery of this Agreement and the Transfer Documents;

(b) evidence, satisfactory to Rare Element, acting reasonably, of the approval of any necessary Government Authority to the transfer of the Mineral Claims, except for the authorisation to be granted by Applicable Mining Regulatory Authorities, to which section 5 refers;

(c) a certificate signed by VMS and Strider confirming that the representations and warranties listed in section 2.1 are true on Closing Date; and

(d) such other documents as may be reasonably requested by Rare Element or its legal representative and that can be reasonably delivered by VMS or Strider, as applicable, in connection with the Closing and the Purchase and Sale.

6.3 Upon Closing, Rare Element shall deliver to VMS the following Closing Deliverables:

(a) a certified copy of resolutions of the boards of Rare Element authorizing the purchase of the Mineral Claims and the execution and delivery of this Agreement;

(b) 4 share certificates each representing 75,000 common shares of Rare Element with the legends imprinted thereon as set forth in sections 4.3 and 4.4;

(c) evidence, satisfactory to VMS, acting reasonably, of Rare Element having obtained the authorisation to be granted by Applicable Mining Regulatory Authorities, to which section 5 refers;

(d) evidence, satisfactory to VMS, that the TSX Venture Exchange has accepted the Purchase and Sale;

(e) a certificate signed by Rare Element confirming that the representations and warranties listed in section 3.1 are true on Closing Date; and

(f) such other documents as may be reasonably requested by VMS or its legal representative and that can be reasonably delivered by Rare Element in connection with the Closing and the Purchase and Sale.

7. NET SMELTER RETURN ROYALTY

7.1 Rare Element agrees that it shall pay a Net Smelter Return Royalty to Strider in accordance with section 7.3 of this Agreement.

7.2 The Net Smelter Return Royalty shall be an amount equal to 3.0% of the annual Net Smelter Returns.

7.3 Payments of the Net Smelter Return Royalty that are payable under section 7.1 shall be paid by Rare Element in accordance to Schedule "B" hereto.

7.4 If the audited financial statements furnished pursuant to section 7.3 and Schedule "B" disclose any overpayment of Net Smelter Return Royalty by Rare Element during the year, the amount of the overpayment shall be debited against future instalments of Net Smelter Return Royalty payable hereunder or shall, if requested by Rare Element, be refunded by Strider forthwith.

7.5 Rare Element may, at any time, cause the Net Smelter Return Royalty to be reduced from 3.0% to 1.5% by making a cash payment to Strider in the amount of C$1,500,000 provided that the Net Smelter Return Royalty shall continue to be calculated and to accrue at the rate of 3.0% until the date of such payment.

7.6 Strider and Ziehlke each acknowledge and agree that the Net Smelter Return Royalty set forth above is being granted in replacement and substitution for the net smelter return royalty set out in the Option Agreement and they each agree that such net smelter return royalty has been terminated as of the date of this Agreement and has no further force and effect.

8. ARBITRATION

8.1 The parties agree that all questions or matters in dispute with respect to the calculation of or amounts taken into account in the determination of Net Smelter Returns Royalty shall be submitted to arbitration pursuant to the terms hereof.

8.2 It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 30 days prior written notice of its intention so to do to the other party together with particulars of the matter in dispute. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in section 14.3.

8.3 The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 10 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 10 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provision of the *Arbitration Act* (British Columbia). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

8.4 The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

9. NOTICES

9.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified above, in each case directed to the attention of the Secretary. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

9.2 Either party may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

10. RELATIONSHIP AND OTHER OPPORTUNITIES – GENERAL

10.1 The rights, privileges, duties, obligations and liabilities, as between the parties, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon any of the parties any partnership duty, obligation or liability. No party is liable for the acts, covenants and agreements of any other party.

11. GENERAL

11.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement and, in particular, shall supersede and replace the Letter of Intent dated September 8, 2009.

11.2 This Agreement is subject to the laws of the Province of British Columbia.

11.3 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder shall be deemed or construed to be a consent to or a waive of any other breach or default.

11.4 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties to this Agreement.

11.5 This Agreement shall enure to the benefit of and by binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written

RARE ELEMENT RESOURCES LTD.

Per: ______________________
Authorized Signatory

VMS VENTURES INC.

Per: ______________________
Authorized Signatory

STRIDER RESOURCES LIMITED

Per: ______________________
Authorized Signatory

____
DANIEL ZIEHLKE

SCHEDULE "A"

PROPERTY DESCRIPTION

Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 2699	MB2699	DANIEL V ZIEHLKE	2001/04/18 13:20	2001/05/02	2010/07/01	255	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 861	MB861	DANIEL V ZIEHLKE	1999/02/01 14:25	1999/02/23	2010/04/24	192	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 862	MB862	DANIEL V ZIEHLKE	1999/01/27 16:00	1999/02/23	2010/04/24	256	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 863	MB863	DANIEL V ZIEHLKE	1999/02/02 12:15	1999/02/23	2010/04/24	256	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 790	MB790	DANIEL V ZIEHLKE	1999/04/22 14:30	1999/05/07	2010/07/06	190	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 6067	P6067E	DANIEL V ZIEHLKE	1998/08/30 16:40	1998/09/24	2010/11/23	256	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 9	P3422F	DANIEL V ZIEHLKE	1995/07/29 13:00	1995/08/25	2010/10/24	256	G11272
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	EDEN 650	MB650	DANIEL V ZIEHLKE	1999/03/01 17:48	1999/03/23	2010/05/22	210	G11272

SCHEDULE "B"

"Net Smelter Return" shall mean the aggregate proceeds received by Rare Element from time to time from any smelter or other purchase from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Mineral Claims after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchase in computing the proceeds:

(a) the cost of transportation of the ores, concentrates or metals from the Mineral Claims to such smelter or other purchase, including related insurance;

(b) smelting and refining charges including penalties; and

(c) marketing costs.

Rare Element shall reserve and pay to Strider a Net Smelter Return Royalty equal to three (3%) percent of Net Smelter Return.

Payment of Net Smelter Return Royalty to Strider hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which Rare Element receives Net Smelter Returns. Within sixty (60) days after the end of each calendar year for which the Net Smelter Returns Royalty are payable to Strider, the records relating to the calculation of Net Smelter Returns Royalty for such year shall be audited by the auditors of Rare Element and any adjustments in the payment of Net Smelter Returns Royalty to Strider shall be made forthwith after completion of the audit. All payments of Net Smelter Returns Royalty to Strider for a calendar year shall be deemed final and in full satisfaction of all obligations of Rare Element in respect thereof if such payments or the calculations thereof are not disputed by Strider within sixty (60) days after receipt by Strider of the same audited statement. Rare Element shall maintain accurate records relevant to the determination of Net Smelter Returns Royalty and Strider, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.